Exhibit 99.2

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

11-06-08/4:00 (a or p).m. CT

Confirmation # 70170189

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

November 6, 2008

4:00 p.m. CT

Operator:	Good afternoon, my name is (Lois) and I will be your conference operator today. At this time, I would like to welcome everyone to the Autobytel announces third quarter 2008 financial results conference call.

All lines have been place on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

I would now like to turn the call over to Mr. (Lawrence Brogan), Vice President of Financial Planning and Analysis. Sir, please go ahead.

(Lawrence Brogan):	Thank you, Lois. Hello and welcome to Autobytel’s third quarter 2008 conference call. With me on the line today are Jim Riesenbach, the company’s President and Chief Executive Officer and Monty Houdeshell, Autobytel’s Chief Financial Officer.

Before we begin, I need to remind you that during today’s call, including the Q&A session, any projections in forward looking statements made regarding future events and the future financial performance of the company are covered by the safe harbor statement contained in today’s press release and in the company’s public filings with the securities and exchange commission.

Please note that actual events or results may differ materially from those forward looking statements. Specifically, please refer to the company’s form 10K for the year ended December 31, 2007. This filing identifies the principal factors that could cause results to differ materially from those forward looking statements.

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

11-06-08/4:00 (a or p).m. CT

Confirmation # 70170189

Now, I’d like to turn the call over to Jim.

Jim Riesenbach:	Thank you, Larry, and thanks to all of you for joining us today. After a few brief introductory comments, I’ll turn the call over to Monty for a detailed discussion of our third quarter financial results and then I’ll provide an update on our business.

Today we’re operating in an environment that’s as tough as any of us have ever experienced. The global economy and the automotive market, specifically are undergoing significant turmoil and downward pressure. Against this backdrop, and perhaps in part because of it, auto dealers are increasingly looking to the internet as their preferred way to attract shoppers, often moving dollars from traditional advertising media such as newspapers, television and radio. At the same time, the percentage of consumers turning to the internet during their car shopping process continues to grow. While we strongly believe that Autobytel provides dealers and manufacturers with a compelling set of innovative and value added services to meet this demand, we’re also cognizant of the fact that consumer demand for automobiles has slowed substantially during 2008. Our business, like so many others, is clearly impacted by what’s going on around us and we’ve taken a number of aggressive steps to right size our organization, streamline our infrastructure and stabilize the company with the goal of improving cash flow and reaching profitability.

In the last 12 months, we’ve removed more than $25 million in annual operating costs. Our efforts have brought expenses down by 33 percent year over year in the third quarter, and approximately 16 percent on a sequential basis.

Our cash position is solid, and our balance sheet healthy, which provides us with a degree of stability and flexibility needed to operate in this type of environment.

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

11-06-08/4:00 (a or p).m. CT

Confirmation # 70170189

Now, I’ll turn the call over to Monty for a discussion of our third quarter results.

Monty Houdeshell:	Thank you, Jim. First a quick reminder that for purposes of our financial reporting, revenues and expenses associated with our Retention Performance and Marketing and Automotive Information Center, businesses, both divested in 2009, and our AVV business, which was sold in January of this year, have been reported as discontinued operations.

My comments today, unless otherwise noted, refer to continuing operations only.

Our leads business held up relatively well given the difficult market. Although we continued to see demand for leads in the marketplace from dealers and OEMs, fewer customers were shopping for cars. In addition, our leads business felt the expected impact of a seasonally slow period. Lead referral revenue was down about 11 percent in the third quarter of 2007, including an almost 11 percent dip in auto leads and near 12 percent decline in finance leads.

Advertising revenue came in below our expectations as we continued to work our way through a strategic reduction in traffic that we initiated in the fourth quarter of last year. At the same time, ad revenue and corresponding site traffic was impacted by lower spending on search engine marketing and lower advertising rates. We are continuing our efforts to increase revenue generated from our new AutoReach ad network, as well as through additional syndication opportunities for MyRide.com. These efforts, while progressing more slowly than anticipated, are gaining traction.

Total revenue for the 2008 third quarter was 17.3 million, a 21 percent decline from the same period last year. On a sequential basis, revenue was down nine percent as a result of a decline in both lead referrals and advertising revenue, as well as expected seasonality. The percentage of revenue from lead referrals held relatively steady in the third quarter of 2008, at approximately 91 percent of total revenue, while advertising revenue contributed the remaining nine percent.

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

11-06-08/4:00 (a or p).m. CT

Confirmation # 70170189

In the prior year, 80 percent of total revenues were generated from lead referrals and 20 percent from advertising.

We delivered approximately 771,000 purchase requests in the third quarter of 2008, versus 825,000 in the same period last year, and 865,000 in the second quarter of 2008.

The lower delivery of leads is reflective of both waning consumer demand for automobiles and overall spending reductions by dealers and OEMs.

Roughly 53 percent of our purchase requests in the 2008 third quarter were delivered to retail dealers compared with 60 percent on e year ago, while roughly 47 percent of purchase requests were delivered to wholesale channels, versus 40 percent last year.

We delivered 145,000 finance leads in the third quarter of 2008 versus 180,000 in last year’s third quarter and 157,000 in the prior sequential quarter. The average revenue for finance lead grew to $18.28 in the third quarter of 2008 compared with $16.74 in the 2007 third quarter and $17.80 in the second quarter of this year.

The increase in average revenue per finance lead did not offset the drop in leads delivered and as a result, revenue from finance leads was $2.6 million in the third quarter, down 12 percent from the 2007 third quarter and five percent from the second quarter of 2008.

Moving now to the web properties and advertising metrics we follow internally. Ad page views in the 2008 third quarter were down 50 million, compared with approximately 104 million in the prior year period and 55 million in the second quarter of 2008.

The year over year decrease relates principally to the reduction in low quality acquired traffic. A sequential decrease in page views was primarily caused by a nine percent reduction in the number of pages viewed per visit to our website, which we believe is in part attributable to the patterns of reduced consumer auto purchases and related online research behaviors.

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

11-06-08/4:00 (a or p).m. CT

Confirmation # 70170189

Advertising revenue per 1000 page views was 24 in the third quarter of 2008, compared with 39 in last year’s third quarter and 29 in the second quarter of 2008.

This quarter, a higher percentage of our advertising was sold to large advertisers that have lower than average CPM rates. This along with the mix of page views generated on our website contributed to the decline.

We continued to make significant progress on the cost side of our income statement. As Jim noted, total operating expenses were down approximately 33 percent year over year and decreased 16 percent sequentially, excluding $1.8 million in severance costs we recorded this quarter and the good will impairment charge we recorded in the second quarter of this year.

In the fourth quarter of 2008 we expect to record another roughly $200,000 in severance costs, related to our recently implemented workforce reduction.

In all, we expect to save approximately $10 million annually from this most recent reduction.

Cost of revenue, which includes lead and traffic acquisition costs improved to $11.1 million or 64 percent of revenue in the third quarter of 2008 compared with $14.9 million or 68 percent of revenue one year ago. On the sequential basis, cost of revenue held steady.

We spent approximately $1.4 million in the third quarter of 2008 for marketing and acquiring both traffic and search related leads to Autobytel.com, MyRide and our other web properties. This compares with $3.6 million in the third quarter of 2007 and $1.3 million in the second quarter of 2008.

Our loss from continuing operations improved to $5.8 million, or 13 cents per share, in the third quarter of 2008 versus $8.0 million, or 18 cents per share, in last year’s third quarter.

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

11-06-08/4:00 (a or p).m. CT

Confirmation # 70170189

Excluding the incremental severance costs of $1.8 million incurred in the third quarter of 2008, our loss from the continuing operations improved to $4.0 million from $8.0 million in the 2007 third quarter.

Our net loss in the third quarter of 2008 was $5.6 million, or 13 cents per share, compared with the $6.6 million, or 15 cents per share, in the 2007 period, which included income from the discontinued operations of $1.4 million.

Non-cash share based compensation in the third quarter of 2008 decreased to $561,000 from $1.2 million in the 2007 third quarter. Capital spending during the quarter was approximately $700,000 and was primarily related to our recently completed cost reduction initiative to consolidate data centers and other infrastructure projects.

Our balance sheet remains healthy. We ended the September quarter with approximately $32.2 million in cash and cash equivalents, up from $28.3 million at the end of last year.

With that, I will now turn the call back to Jim for an update on our business. Jim?

Jim Riesenbach:	Thanks, Monty. First I’ll spend a few minutes updating you on our operations, and then we’ll open the call to your questions.

Our financial results this quarter were generally in line with our expectations given the difficult market conditions that we and many others have been experiencing. Last quarter we saw a continued trend of consumers delaying automotive purchase decisions with consumer confidence currently at its lowest point on record. As such, while overall demand for leads from automakers and dealers has been relatively stable, the number of available leads in the marketplace at the moment is declining. We don’t believe there will be a change in this dynamic in the near term.

At the same time, as we reported last quarter, there has been an unprecedented shift in consumer demand from larger cars, trucks and SUVs to smaller and more fuel efficient cars. This shift has increased the discrepancy between the

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

11-06-08/4:00 (a or p).m. CT

Confirmation # 70170189

leads consumers are submitting, which tend to be for smaller more fuel efficient vehicles, and the leads our dealer customers want to purchase, which reflect their existing inventory and don’t necessarily match this new consumer preference. We continued to see this trend during the quarter, although we believe dealers and OEMs are making gradual progress to better match inventory supply with consumer demands.

Our auto lease business continued to hold up fairly well against this backdrop, although the downward pressure from the impact of normal third quarter seasonality masks the relatively stable results in this business to some degree.

As I mentioned, demand for leads is not abated as dealers and OEMs continue to choose the internet over more traditional forms of auto related marketing. This was highlighted in a survey we recently commissioned of 200 of our nationally representative auto dealers to determine their perceptions of the current marketplace.

While its clear from the results of this survey that the economy is having a serious impact on the dealer community, 73 percent of the dealers selling domestic vehicles and 48 percent of import dealers reported that sales are down. 91 percent of dealerships said that they are at least holding steady with their internet spend.

Significantly, the number one tactic dealers cited to weather the current storm was improved lead conversion processes and tools, something we’ve been increasingly focused on over the last year as we continued to ramp up our efforts to provide dealers with new lead notification and follow up programs and services.

In this tough economic climate, our goal is to make our member dealers more successful in closing the leads we send them in order to deepen our relationships and reduce churn. In fact, a recent JD Power and Associates’ study validated our efforts in this area, reporting that dealers who subscribe to lead notification programs tend to have high levels of satisfaction with online buying services.

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

11-06-08/4:00 (a or p).m. CT

Confirmation # 70170189

Our pioneering Rapid Response lead notification program is now being utilized by over two thirds of our dealer base, and just last month we released an important upgrade to our Email Manager customer follow up program, which is currently used by more than 900 of our dealers.

Finally, in August, we launched our new Lead Call service which provides a cost effective lead follow up call center capability for our dealers. While we are definitely feeling the stresses related directly to this environment, we continue to believe our long standing relationship with the dealer community should help us weather the current downturn.

On the advertising revenue side of our business, we’ve been disappointed with our recent results. Our traffic ramp has been much slower than we anticipated and our search engine marketing spending remains below where we’d like it to be as we continue our efforts to make our marketing efforts more efficient and productive. Given the tough environment, we recently reduced our marketing spend to areas we feel relative certain that we can buy at a positive or break even ROI in order to improve margin.

On a positive note, we’re seeing improved efficiency trends that should allow us to gradually ramp up our spend and in turn, our traffic in the coming months. Additionally, we’ve been able to expand our syndication partnerships allowing us to place our web content and assets on other sites to help grow our site traffic.

Over the quarter, our co brand and traffic partners increased to 19, including Entrepeneur.com and Women’s Forum which, added to our existing relations such as ESPN.com and Earth Link, represent a 36 percent growth in traffic partners over the previous quarter.

Each of these partners provides valuable traffic into our network. At the same time, our AutoReach ad network is gaining traction and now includes 12 publishers. While still small, we’ve seen a steady ramping auto reach revenue and expect continued growth throughout 2009.

As the network becomes more mature and gains in popularity, we expect to see an increase in both the number of publishers and of advertisers. To date,

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

11-06-08/4:00 (a or p).m. CT

Confirmation # 70170189

manufactures of automobiles as well as automotive parts and accessories have found meaningful value in the network. Many third party automotive sights such as The Enthusiast Network, AutoMall.com and Classiccars.com are also part of the network, which provides them with access to high value advertising campaigns in the growing online care market which were previously unavailable to them.

Finally, Autobytel recently launched a behavioral targeting program with OEM trials starting in Q4. This offering, provided in conjunction with our partner (Blue Kai), allows automotive marketers an unprecedented level of targeting and sophistication which we believe will be of major and growing value to the auto industry, particularly given the increased need to drive highly efficient marketing.

All the aforementioned programs, combined with our ongoing efforts to increase direct to site and organic search traffic to the MyRide and Autobytel sites, should help grow our page views and ad impressions and improve our overall ad metrics over the longer term.

We are currently in the 2009 upfront sale process and early indications are that it’s going well. We are now including the AutoReach ad network, behavioral targeting and other enhanced products in our upfront offerings, and we expect to see solid 2009 commitments as the up front process wraps up in the next month or so.

Clearly the financial markets and the auto industry are experiencing turbulence and no one knows how long it will be until we see meaningful signs of improvement. But at Autobytel we continue to firmly believe that the automotive internet will see healthy growth over the long term. Although car sales have declined this year, according to JD Power and Associates’, 2008 saw the largest surge of online shopping by new vehicle buyers in seven years, with 75 percent using the internet while shopping compared with 70 percent in 2007.

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

11-06-08/4:00 (a or p).m. CT

Confirmation # 70170189

The Internet represents the most measurable, efficient way for automotive marketers to attract customers and the place where increasingly consumers go to find pertinent information about buying, selling and owning automobiles.

Since the inception of the Internet, Autobytel has been at the forefront of empowering automotive consumers with the tools and information they need to make smart well-informed vehicle purchasing and ownership decisions and providing dealers with the advanced technologies and services they require to best reach consumers.

With our innovative new advertising products for the industry and the continuing enhancement of our online lead program for dealers, we believe Autobytel is well positioned to capture the opportunities presented by the future of the automotive internet.

As Monty discussed, we’ve made significant progress reducing our cost structure and making our organization more efficient.

As I mentioned at the start of the call, we’ve now removed approximately $25 million in annual costs by reducing head count, eliminating redundancies and automating processes. Our employee count now stands at approximately 150 and we believe that even with this reduced work force, we can continue to sustain and build our revenue streams while delivering the outstanding service and value to our industry customers for which Autobytel is known.

As recently announced, we have retained the investment banking firm RBC Capital Markets as a financial advisor to assist us in exploring and evaluating strategic alternatives to maximize shareholder value. These alternatives could include the possible sale of the company or certain of its assets or strategic partnerships. We have been and continue to be deeply engaged with RBC in this process. As previously mentioned, we do not intend to disclose specific developments unless and until the board of directors approves a definitive course of action.

The macro economic picture is affecting everyone to some degree. At Autobytel we believe we’ve taken appropriate steps to stabilize our business while continuing to offer automotive consumers and auto manufacturers and

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

11-06-08/4:00 (a or p).m. CT

Confirmation # 70170189

dealers the best information, programs and services possible. We remain ready to take any additional steps necessary to reach our financial goals and will do so systematically and with careful thought to help ensure our ability to compete effectively in the current economic climate, as well as over the longer term.

Operator, we’d now like to take questions from the audience.

Operator:	OK, at this time I would like to remind everyone, in order to ask a question press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

OK sir, your first question comes from George Grose.

(George Grose):	Good afternoon.

Jim Riesenbach:	Hi, George.

(George Grose):	Just on the cost cutting program. I mean I think you said you wanted to save $10 million on an annual basis. Can you – I wasn’t quite sure where you were with respect to that $10 million. Are you already there or …

Jim Riesenbach:	Yes, well what we said is that we, with the recent reductions that we’ve taken as well as some operating programs, which Monty mentioned, are a consolidation of our data centers, we have achieved the $10 million goal.

(George Grose):	OK, I mean, do you think there’s room for – like for further cuts there, aside from the $10 million? Or do you see yourself doing some more cost cutting and you know if the economy keeps staying as it is now?

Jim Riesenbach:

Well, we’re continuing to monitor very closely and we’re continuing to look for further ways to run this organization more and more efficiently on every side of the business. So particularly we – a lot of our last reductions were oriented toward G&A and in the accounting and finance organization and in the IT organization as well as in other areas of the business. We’ve continued our efforts to try to run our sales efforts more efficiently and across the organization we believe there are continued opportunities to find efficiencies but we do believe that the significant cost reductions have already been realized by – I would stress that we obviously are ready to take appropriate actions as they are – become necessary.

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

11-06-08/4:00 (a or p).m. CT

Confirmation # 70170189

(George Grose):	OK, and then in terms of your cash flow, I mean it looks like you burned – you know the cash burn came down a little bit. Do you see yourself – do you see that trend improving in Q4 and then do you think by Q1 you’ll be able to be you know at least cash flow break even?

Monty Houdeshell:	Well, that certainly remains our goal, but we haven’t given any guidance as to when we expect to achieve that.

Jim Riesenbach:	George, in this marketplace, and one of the things that we stressed on our message earlier is the uncertainty of the environment makes it particularly difficult for us to really look forward. We’re very focused and we look at our data every single day and react appropriately, but is very, very hard for us and really for anyone at this point in time to gauge what the market’s going to look like a couple of quarters out.

(George Grose):	OK, and I guess finally with RBC Capital, I mean can you sort of tell us that I guess to the best as you can there what has been accomplished so far with them?

Jim Riesenbach:	Well, what I can say is that we have – we announced our engagement and we’ve been working actively with them on the engagement and basically we will – we continue our efforts with them. We feel that the efforts are going along well and that’s about really all that we can say at any future point that we have anything to announce, we’ll certainly be – you’ll be the first to know.

(George Grose):	OK, thank you.

Operator:	At this time, I would like to remind everyone, in order to ask a question please press star then the number one on your telephone keypad.

OK, your next question comes from Robert Setrakian of Helios.

(Robert Setrakian):	Hi, guys.

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

11-06-08/4:00 (a or p).m. CT

Confirmation # 70170189

Jim Riesenbach:	Hey, Robert.

(Robert Setrakian):	A couple of quick questions, approximately how much in NOLs do we have right now?

Monty Houdeshell:	About $120 million, Robert.

(Robert Setrakian):	And question number two, in terms of our patent litigation, can you tell us a little bit as to where we are in the process? I know it’s a sensitive topic in terms of discussions, settlement and anything like that, but just in terms of the process, where are we?

Jim Riesenbach:	Well, as you may recall, we litigated against four companies last fall and basically that litigation continues to move forward. It’s in the Eastern District of Texas and we’re continuing to pursue that – protecting our intellectual property as aggressively as possible. At the same time, you may be aware that there’s been a counter suit filed related to a different patent that was related to FAR AVV and RPM properties that we no longer have but we are – we believe that we’re on solid ground on that. We’ve continued to look at that, but obviously that’s something that’s being worked on vigorously by our attorneys and that’s really all that we have to say at this point. But we feel as though everything is moving along as expected at this point.

(Robert Setrakian):	OK, and in terms of cash outflow, is it minimal or no cash outflow on this at this time?

Jim Riesenbach:	The cash outflow is minimal. It’s not zero, but we – the nature of our agreements leaves this – with our attorneys on the patent litigation leaves us in a position that there’s minimal cash outflows and that’s what we expect for the foreseeable future.

(Robert Setrakian):	OK, thank you guys.

Jim Riesenbach:	Thank you.

Operator:	If you would like to ask a question, please press star then the number one on your telephone keypad. There are no further questions, sir.

PRIME NEWS WIRE

Moderator: (Lawrence Brogan)

11-06-08/4:00 (a or p).m. CT

Confirmation # 70170189

Jim Riesenbach:	OK, well thank you everyone for joining us today, and we look forward to speaking with you again soon to update you on the results and information going on within the company. Thank you, again.

Operator:	This concludes today’s conference. You may now disconnect.

END